QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2002

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-2402	41-0319970
(Commission File Number)	(IRS Employer Identification Number)
1 Hormel Place, Austin, Minnesota	55912
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (507) 437-5546

Pages: This report contains three (3) pages numbered sequentially from this cover page.

Item 5. OTHER MATERIALLY IMPORTANT EVENTS

        On July 22, 2002, the Company issued a press release announcing the election of Susan Marvin, president of Marvin Windows and Doors, to its board of directors. The text of the press release follows:

        "AUSTIN, MINN. (July 22, 2002)—Hormel Foods Corporation today announced the election of Susan Marvin, president of Marvin Windows and Doors, Warroad, Minn., to the board of directors of the Austin, Minn.-based multinational consumer foods company.

        As president of Marvin Windows and Doors, Marvin, 47, oversees all operations of the company's facilities in Warroad, Minn., Ripley, Tenn., and Grafton, N.D.

        'Susan Marvin brings a breadth of corporate experience to the Hormel Foods board of directors,' said Joel W. Johnson, chairman of the board, president and chief executive officer. 'Her experience managing a world-class enterprise in rural Minnesota provides special insights relevant to Hormel Foods.'

        Marvin is a member of the Young President's Organization (YPO). She also serves on the board of directors for OPUS and Marvin Lumber and Cedar Company and on the board of trustees for the University of Minnesota Foundation. She is active in various industry associations, including member and past chair of the Minnesota Chamber of Commerce board of directors and the Window and Door Manufacturers Association, and National Council of the Housing Industry.

        Marvin is a 1979 graduate of the University of Minnesota where she earned an undergraduate degree in Journalism.

About Hormel Foods

        Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In both January 2001 and January 2002, Hormel Foods was named one of 'The 400 Best Big Companies in America' by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value."

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION
(Registrant)
Dated: July 29, 2002	By	/s/ M. J. McCOY M. J. McCOY Executive Vice President and Chief Financial Officer
Dated: July 29, 2002	By	/s/ J. N. SHEEHAN J. N. SHEEHAN Vice President and Controller

QuickLinks

  Item 5. OTHER MATERIALLY IMPORTANT EVENTS
SIGNATURES